EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Dividend and Share Repurchase Program Extension and Expansion

BETHESDA, Md., Dec. 18, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (Nasdaq – EGBN) (the “Company”) announced today that its Board of Directors declared a cash dividend. The Board of Directors announced a cash dividend for the fourth quarter of 2020, in the amount of $0.22 per share. The cash dividend will be payable on January 31, 2020 to shareholders of record on January 15, 2020.

Additionally, the Board of Directors extended its share repurchase program that was initiated earlier this year, and increased the number of shares subject to repurchase. Under the revised repurchase program, 1,641,000 shares of common stock, or approximately 5% of its outstanding shares of common stock at September 30, 2019 are subject to repurchase through the expiration of the program on December 31, 2020, subject to earlier termination of the program by the Board of Directors. As of December 16, 2019, the Company had approximately 33,242,482 shares outstanding.

Repurchases may be made in open market purchases, block trades or in privately negotiated transactions. Repurchases, if any, under the program will be made at the discretion of management, and will depend upon market pricing and conditions, business, legal, accounting and other considerations. Open market purchases will be conducted in accordance with the limitation of Rule 10b-18 of the Securities and Exchange Commission (the “SEC”). Repurchases may be made pursuant to any trading plan that may be adopted in accordance with SEC Rule 10b5-1, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. Under applicable law, repurchased shares will be cancelled and revert to the status of authorized but unissued shares.

The repurchase program may be modified, suspended or terminated at any time without notice, in the Company’s discretion, based upon a number of factors, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, the need for capital in the Company’s operations and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to repurchase any shares.

“We are pleased to announce the continuation of a quarterly cash dividend payment to shareholders along with the share repurchase program extension,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel continued, “We expect that our sustained profitability will enable us to provide shareholders with a tangible return in the form of quarterly cash dividends, and believe that such action is prudent, given the rate of continued capital accumulation at the Company. Additionally, the share repurchase program provides the Company with the continued ability to concentrate value for existing shareholders through the judicious repurchase of shares when the market provides opportunities at attractive prices.”

Ms. Riel added, “The Company’s capital planning and policies are extensive and receive much attention by the Company’s Board of Directors. The decision to continue with a quarterly cash dividend and share repurchase program are consistent with those policies.”

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

EAGLE BANCORP, INC.
CONTACT:
Charles D. Levingston
(301) 986 1800